Exhibit 21.1

                           LIST OF ACTIVE SUBSIDIARIES


        egistered Name                                    State of Incorporation
        PlanGraphics, Inc.                                Maryland
        RDT2M                                             Kentucky
        Xmarc Limited                                     United Kingdom
        Xmarc USA, Inc                                    Delaware